Exhibit 99.1

Comstock Homebuilding Companies, Inc. Reports $0.81 Diluted Earnings Per Share for Third Quarter 2005

Company Reports Record Revenue and Diluted Earnings Per Share of $1.45 for the Nine Months Ended September 30, 2005

RESTON, Va., Nov. 7 /PRNewswire-FirstCall/ — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI “Comstock or the “Company”) today announced third quarter earnings for the three months ended September 30, 2005 of $0.82 per share (basic) and $0.81 (diluted) on total revenue of $78.4 million, exceeding previously issued guidance for the third quarter of $0.80 diluted earnings per share. The Company, which executed an initial public offering of stock in December 2004, announced that on a comparable basis, adjusted for the current quarter’s tax rate and share counts, pro forma earnings for the three months ended September 30, 2004 were $0.25 per share (basic) and $0.24 (diluted).

For the nine months ended September 30, 2005 the Company reported earnings per share of $1.47 (basic) and $1.45 (diluted). On a pro forma basis, adjusted for tax rates and share counts, earnings per share for the nine months ended September 30, 2004 were $0.53 (basic) and $0.52 (diluted).

The Company will conduct a conference call for interested investors on Monday, November 7, 2005, at 4:45 PM Eastern Standard Time. During the call the Company will discuss the financial results and earnings guidance detailed in this release. The dial-in number for the conference call is 800-299-8538 and the access code is 89191233; the call may also be accessed on the Internet at http://www.comstockhomebuilding.com in the Investor Relations section.

Highlights of Financial Results - Three months ended September 30, 2005:

•                  The Company generated basic earnings per share for the quarter of $0.82 on shares outstanding of 14.0 million and diluted earnings per share of $0.81 on shares outstanding of 14.2 million;

•                  Total revenue for the quarter was $78.4 million with $72.4 million of revenue derived from homebuilding, as compared to total revenue of $25.8 million for the three months ended September 30, 2004 with $23.4 million of revenue derived from homebuilding.  This represents a 204% increase in total revenue and a 210% increase in revenue from homebuilding;

•                  The Company delivered 202 new homes in the quarter at an average per unit revenue of approximately $358,000 as compared to 74 new homes at an average per unit revenue of $316,000 during the three months ended September 30, 2004;

•                  Gross profit from all revenue was $24.5 million for the quarter representing a 31.2% gross margin.  Gross profit from condominium conversions was $3.4 million representing gross margin of 13.7%. Exclusive of condominium conversions gross profit for the quarter was $21.1 million representing a gross margin of 39.2%.  Gross profit for the three months ended September 30, 2004, during which there was no condominium conversion revenue, was $10.2 million representing a 39.3% gross margin;

•                  The Company sold 19 lots at its Woodlands of Round Hill project (previously known as the Hamlets of Blue Ridge) contributing to $6.0 million of other revenue and a 48.3% gross margin from other revenue;

•                  Operating income was $17.9 million for the quarter representing a 22.8% operating margin as compared to operating income of $7.5 million and an operating margin of 29.1% for the three months ended September 30, 2004. Selling, general and administrative expenses for the quarter were $6.6 million representing 8.4% of total revenue as compared to $2.6 million representing 10.2% of total revenue for the three months ended September 30, 2004.

Highlights of Financial Results - Nine months ended September 30, 2005:

•                  The Company generated basic earnings per share for the nine months of $1.47 on weighted average shares outstanding of 12.5 million and diluted earnings per share of $1.45 on weighted average shares outstanding of 12.7 million;

•                  Total revenue for the nine months was $147.1 million with $140.5 million of revenue derived from homebuilding, as compared to total revenue of $74.8 million for the nine months ended September 30, 2004 with $67.6 million of revenue derived from homebuilding.  This represents a 96.6% increase in total revenue and a 107.6% increase in revenue from homebuilding;

•                  The Company delivered 403 homes during the nine months at an average per unit revenue of approximately $349,000 as compared to 208 homes at an average per unit revenue of $325,000 during the nine months ended September 30, 2004;

•                  Gross profit from all revenue was $45.9 million for the nine months representing a 31.2% gross margin.  Gross profit from condominium conversions was $6.0 million representing gross margin of 13.9%. Exclusive of condominium conversions gross profit for the nine months was $39.9 million representing a gross margin of 38.3%.  Gross profit for the nine months ended September 30, 2004, during which there was no condominium conversion revenue, was $24.7 million representing a 33.1% gross margin;

•                  Operating income was $28.6 million for the nine months representing a 19.5% operating margin as compared to operating income of $15.2 million and an operating margin of 20.3% for the nine months ended September 30, 2004.  Selling, general and administrative expenses for the nine months were $17.2 million representing 11.7% of total revenue as compared to $9.5 million representing 12.8% of total revenue for the nine months ended September 30, 2004;

•                  Backlog revenue at September 30, 2005 was $231.8 million on 567 sold units of which approximately $148 million is derived from 371 sold units at the Company’s Eclipse on Center Park at Potomac Yard project.

“We are extremely pleased with the results of this quarter,” said Christopher Clemente, Chairman and CEO. “We delivered 202 homes this quarter alone which represents a record for the company and is in keeping with the growth strategy we have been implementing over the past several years. We feel confident that our inventory is well positioned to continue to provide growth for us. We believe that demand for affordable housing in our core market, the Greater Washington, DC region, will continue as a result of job growth and population growth in the region. Our concentration over the past two years on providing affordably priced product has provided an opportunity for our primary target markets of first time and early move-up buyers to find a home they can afford in a desirable location. Our recent entry into the condominium conversion business has been very successful. The conversion projects we are currently marketing have helped us meet an immediate demand for affordable housing in supply constrained locations. We believe that as long as job growth is strong and incomes remain high, housing demand will continue in the Washington area. We are excited about our prospects for growth throughout the region over the next several years.”

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder and real estate developer that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums and high-rise condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move- up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s initial public offering, as filed with the Securities and Exchange Commission on December 15, 2004. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Financial Results from Operations

Note: The Company’s results pre-IPO are referred to as “Predecessor” in the Company’s financial statements.

Comstock Homebuilding Companies, Inc.

(In thousands US dollars,	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
except per share data)	2005	2004	2005	2004
		Predecessor		Predecessor
Revenues
Sale of real estate - Homes	$72,409	$23,395	$140,473	$67,649
Other revenue	6,028	2,437	6,604	7,165
Total revenue	78,437	25,832	147,077	74,814

Expenses
Cost of sales of real estate	50,838	13,897	98,087	44,665
Cost of sales of other	3,118	1,773	3,138	5,419
Selling, general and administrative	6,562	2,636	17,222	9,546

Operating income	17,919	7,526	28,630	15,184
Other (income) expense, net	(463)	241	(653)	301

Income before minority interest and equity in earnings of real estate partnerships	18,382	7,285	29,283	14,883
Minority interest	6	1,812	14	4,360

Income before equity in earnings of real estate partnerships	18,376	5,473	29,269	10,523

Equity in earnings of real estate partnerships	48	35	82	93

Total pre tax income	18,424	5,508	29,351	10,616
Income Taxes	6,941	—	10,993	—

Net Income	$11,483	$5,508	$18,358	$10,616

Basic earnings per share	0.82	0.78	1.47	1.50

Basic weighted average shares outstanding	13,987	7,067	12,491	7,067

Diluted earnings per share	0.81	0.78	1.45	1.50

Diluted weighted average shares outstanding	14,168	7,067	12,653	7,067

Proforma basic earnings per share - adjusted for tax and share count	0.82	0.25	1.47	0.53

Proforma diluted earnings per share - adjusted for tax and share count	0.81	0.24	1.45	0.52